Exhibit 99.1

ATI Announces Rightsizing Actions to Align Flat Rolled Products Operations to Challenging Market Conditions

  Focus on Products and Markets that Require Technical and Manufacturing Leadership
  Reduce Exposure to Commodity Stainless and Grain-Oriented Electrical Steel Products that are Challenged by Global Overcapacity and Reduced Demand

PITTSBURGH--(BUSINESS WIRE)--December 10, 2015--Allegheny Technologies Incorporated (NYSE: ATI) today announced that it is taking rightsizing actions to align its Flat Rolled Products (FRP) operations to the challenging business conditions for its commodity products. The actions improve ATI’s focus on differentiated flat-rolled products that serve growing global markets.

Specific actions announced today are:

  Idling of the standard stainless melt shop and sheet finishing operations at the Midland, PA facility, which is expected to be completed in January 2016.
  Idling of grain-oriented electrical steel (GOES) operations, including the Bagdad, PA facility, which is expected to be completed by April 2016.

The future restart of the Midland and GOES operations, respectively, will depend on future business conditions and ATI’s ability to earn an acceptable return on invested capital on products produced at these operations.

Due to challenging market conditions impacting commodity flat-rolled products, ATI is conducting an impairment review of affected long-lived assets in the FRP business, including goodwill, and will provide an update on this review prior to the January 2016 news release announcing fourth quarter 2015 results.

“The actions announced today are the result of an extensive strategic review and analysis of the current and expected medium-term market conditions affecting our U.S. Flat Rolled Products operations,” said Rich Harshman, Chairman, President and CEO. “These actions are designed to return the FRP segment to profitability as quickly as possible and execute our strategy for sustainable long-term profitable growth.

“The actions announced today simplify and streamline our FRP operations and better focus our efforts on the products and global markets that require and value ATI’s technical and manufacturing capability leadership. The Hot-Rolling and Processing Facility (HRPF) enables ATI to grow our high-value product lines, such as nickel-based and specialty alloys, titanium and titanium alloys, Precision Rolled Strip® products and engineered strip. These differentiated products serve key global markets including Aerospace and Defense, Oil & Gas/Chemical and Hydrocarbon Processing Industry, Electrical Energy, Consumer Electronics, and Automotive.

“Market conditions for our commodity stainless steel products have been challenging for an extended period and have continued to deteriorate throughout 2015, with further deterioration during the fourth quarter. These conditions are the result of global excess capacity, which has led to unfairly traded imports in the U.S. market, including the first half 2015 record surge of low-priced imports, primarily from China. Base-selling prices have fallen throughout 2015 and are now at historic lows. In addition, falling raw material prices, primarily for nickel, has resulted in aggressive inventory reduction actions by customers.

“As a result of these market conditions, total transaction prices for standard stainless sheet products, which include base prices plus raw material surcharges, have declined to levels not seen since 2003. And demand for our standard sheet products is showing no signs of sustainable improvement as we head into 2016.

“In addition, while showing some signs of improvement, our GOES business, which serves the electrical energy distribution market, will continue to face increasingly challenging market conditions due to global excess capacity and aggressive pricing. An additional challenge is the move by most of our customers to high permeability GOES products, which would require a significant capital investment by ATI. Market conditions for high permeability GOES products do not currently support the business case for such an investment.”

Mr. Harshman continued, “Our High Performance Materials and Components segment is well-positioned to achieve significant profitable growth over the next several years, beginning in 2016. We are committed to fix our flat-rolled products business so it can contribute to ATI’s profitability. With the rightsizing actions announced today, we expect our Flat Rolled Products segment to be modestly profitable by the second half of 2016. In addition, as we resize our FRP operations we expect 2016 cash flow from FRP operations to be sufficient to fund its 2016 capital expenditures, including all remaining capital expenditures relating to the HRPF.”

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in our filings with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Creating Value Thru Relentless Innovation®

Allegheny Technologies Incorporated is one of the largest and most diversified specialty materials and components producers in the world with revenues of approximately $4.0 billion for the twelve months ended September 30, 2015. At September 30, 2015, ATI had approximately 9,500 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty materials solutions. Our major markets are aerospace and defense, oil & gas/chemical and hydrocarbon process industry, electrical energy, medical, automotive, food equipment and appliance, and construction and mining. The ATI website is www.ATImetals.com.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004